UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2015

FBEC Worldwide, Inc.

(Exact name of registrant as specified in its charter)

714-462-9404

(Registrant's telephone number, including area code)

Wyoming	000-52297	47-3855542
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1621 Central Avenue

Cheyenne, WY 82001

(Address of principal executive offices) (Zip Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers

The 8-K filed September 11, 2015, accepted at 10:32 am EST, in regard to Item 1.01 and Item 9.01 was filed without proper authorization and had incorrect and erroneous statements included in the disclosure.

Per the 8-K/A filed September 11, 2015, accepted at 9:58 am EST, the Board of Directors and Chairman of the Board were replaced. The body of the 8-K/A previously filed is repeated below.

Effective at 10 P.M. EDT September 10, 2015 the employment contract for Robert Sand was suspended pending the outcome of a corporate investigation related to his activities as Chief Executive Officer and Chairman of the Board of Directors, for actions detrimental to the corporation, conflicts of interest, breaches of fiduciary responsibility and potential fraud. A corporate investigation of his actions is underway and all legal and equitable actions that can be taken by the corporation for recovery of assets or capital have been approved.

Adam Heimann and Jason Spatafora were nominated to the Board of Directors to fill the vacancies. This action was taken at the consent of 66.67% of the shareholders votes capable of voting on the removal of the members of the board of directors and was then approved by the newly appointed Board of Directors.

Mr. Heimann was elected as the President and Chairman of the company with Mr. Spatafora as Secretary/Treasurer. Additional officers and directors will be added as they are qualified and agree to their inclusion.

Employment contracts with Mr. Heimann and Mr. Spatafora will be filed separately as they are agreed to.

The Company received and accepted the resignation of Michael Wilcox as a member of the Board of Directors.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished with this Form 8-K:

Exhibit No.	Description of Exhibit
99.1	Shareholders Written Consent in Lieu of Shareholder Meeting
99.2	Unanimous Written Consent of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC Worldwide, Inc.

Date: September 11, 2015	By:	/s/ Adam Heimann
Adam Heimann President